MACOM Reports Fiscal Fourth Quarter and Fiscal Year 2025 Financial Results

LOWELL, MA, November 6, 2025 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal fourth quarter and fiscal year ended October 3, 2025.
Fourth Quarter Fiscal Year 2025 GAAP Results
•Revenue was $261.2 million, an increase of 30.1%, compared to $200.7 million in the previous year fiscal fourth quarter and an increase of 3.6% compared to $252.1 million in the prior fiscal quarter;
•Gross margin was 54.5%, compared to 54.7% in the previous year fiscal fourth quarter and 55.3% in the prior fiscal quarter;
•Income from operations was $39.6 million, or 15.2% of revenue, compared to income from operations of $27.5 million, or 13.7% of revenue, in the previous year fiscal fourth quarter and income from operations of $37.7 million, or 14.9% of revenue, in the prior fiscal quarter; and
•Net income was $45.1 million, or $0.59 per diluted share, compared to net income of $29.4 million, or $0.39 per diluted share, in the previous year fiscal fourth quarter and net income of $36.5 million, or $0.48 per diluted share, in the prior fiscal quarter. The fiscal fourth quarter of 2025 included a $10.1 million gain on acquired assets associated with the transfer of a fabrication facility.

Fourth Quarter Fiscal Year 2025 Adjusted Non-GAAP Results
•Adjusted gross margin was 57.1%, compared to 58.1% in the previous year fiscal fourth quarter and 57.6% in the prior fiscal quarter;
•Adjusted income from operations was $67.0 million, or 25.6% of revenue, compared to adjusted income from operations of $50.7 million, or 25.2% of revenue, in the previous year fiscal fourth quarter and adjusted income from operations of $63.5 million, or 25.2% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $71.4 million, or $0.94 per diluted share, compared to adjusted net income of $54.2 million, or $0.73 per diluted share, in the previous year fiscal fourth quarter and adjusted net income of $68.2 million, or $0.90 per diluted share, in the prior fiscal quarter.
Fiscal Year 2025 GAAP Results
•Revenue was $967.3 million, an increase of 32.6%, compared to $729.6 million in fiscal year 2024;
•Gross margin was 54.7%, compared to 54.0% in fiscal year 2024;
•Income from operations was $129.7 million, compared to $73.7 million in fiscal year 2024; and
•Net loss was $54.2 million, or $0.73 loss per diluted share, which includes a one-time, primarily non-cash, charge of $193.1 million loss on extinguishment of debt related to the refinancing of a portion of the Company’s convertible senior notes due 2026, compared to a net income of $76.9 million, or $1.04 income per diluted share in fiscal year 2024.
Fiscal Year 2025 Adjusted Non-GAAP Results
•Adjusted gross margin was 57.4%, compared to 57.9% in fiscal year 2024;
•Adjusted income from operations was $245.7 million, or 25.4% of revenue, compared to $175.0 million, or 24.0% of revenue, in fiscal year 2024; and
•Adjusted net income was $263.4 million, or $3.47 per diluted share, compared to adjusted net income of $188.2 million, or $2.56 per diluted share in fiscal year 2024.

Management Commentary
“We built upon our strong foundation in fiscal year 2025, and we look forward to starting fiscal 2026,” said Stephen G. Daly, President and Chief Executive Officer, MACOM.
Business Outlook
For the fiscal first quarter ending January 2, 2026, MACOM expects revenue to be in the range of $265 million to $273 million. Adjusted gross margin is expected to be between 56.5% and 58.5%, and adjusted earnings per diluted share is expected to be between $0.98 and $1.02 utilizing an anticipated non-GAAP income tax rate of 3% and 76.6 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Thursday, November 6, 2025, at 8:30 a.m. Eastern Time to discuss its fiscal fourth quarter and fiscal year 2025 financial results and business outlook. Investors and analysts may visit MACOM's Investor Relations website at https://ir.macom.com/events-webcasts to register for a user-specific access code for the live call or to access the live webcast. A replay of the call will be available within 24 hours and remain accessible by all interested parties for approximately 90 days.
About MACOM
MACOM designs and manufactures high-performance semiconductor products for the Industrial and Defense, Data Center and Telecommunications industries. MACOM services over 6,000 customers annually with a broad product portfolio that incorporates RF, Microwave, Analog and Mixed Signal and Optical semiconductor technologies. MACOM has achieved certification to the IATF16949 automotive standard, the AS9100D aerospace standard, the ISO9001 international quality standard and the ISO14001 environmental management standard. MACOM operates facilities across the United States, Europe, Asia and is headquartered in Lowell, Massachusetts.
Special Note Regarding Forward-Looking Statements
This press release and the associated earnings call contains forward-looking statements. These forward-looking statements include, among others, statements about MACOM’s strategic plans, priorities and long-term growth drivers, our ability to execute our long-term strategy, strengthen our position and drive market share gains and growth, our ability to develop new products, achieve market acceptance of those products and better address certain markets, expand our capabilities and extend our product offerings, including through the acquisitions of ENGIN-IC, Inc., Linearizer Communications Group and the radio frequency (RF) business of Wolfspeed, Inc., including our ability to effectively integrate and execute at the Research Triangle Park, North Carolina RF business fabrication facility, and through the establishment and growth of our European Semiconductor Center and in connection with the license agreement with HRL Laboratories and potential collaboration and sales opportunities with private and public sector partners resulting therefrom, and the teams’ capabilities and technologies and expansion thereof and any potential financial benefits derived by and financial impact to MACOM therefrom, strength and competitiveness of new product introductions and technology portfolio expansion, including the anticipated rate of new product introductions, anticipated demand for our products, MACOM’s profitability, revenue targets, gross margins improvements, prospects and growth opportunities in our three primary markets, the potential impact to our business of an economic downturn or recession, anticipated financial and business performance improvements, MACOM’s strategic investment and other plans, including negotiation and finalization of a definitive agreement with, and receipt of, funding from the Federal and State governments, the estimated financial results for our 2026 fiscal first quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including our ability to develop new products and achieve market acceptance of those products; component shortages or other disruptions in our supply chain, including as a result of geopolitical unrest or otherwise; inflationary pressures; any failure to accurately anticipate demand for our products and effectively manage our inventory; our dependence on a limited number of customers; risks related to any weakening of global economic conditions, including as a result of the evolving impacts from tariffs, sanctions or other trade tensions (including implementation of new tariffs, export bans or retaliatory trade measures); the impact of government shutdowns and the July 4, 2025 Bill on our business; our ability to compete effectively; and those other factors described in

“Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles (“GAAP”) reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income from operations and operating margin, non-GAAP EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, non-GAAP income tax rate and non-GAAP interest income. In this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, non-cash interest, net, acquisition and integration related costs, loss on debt extinguishment, gain on acquired assets and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense – is related to acquired intangible assets which are based upon valuation methodologies and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This non-cash expense is not considered by management in making operating decisions.
Share-Based Compensation Expense – includes share-based compensation expense for awards that are equity and liability classified on our balance sheet and the related employer tax expense at vesting. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based compensation expense amounts are not considered by management in making operating decisions.

Non-cash Interest, Net – includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our convertible notes that are being amortized over the life of the agreements. We believe these amounts are non-cash in nature, are not correlated to future business operations and do not reflect our ongoing operations.
Acquisition and Integration Related Costs – includes items such as professional fees, employee severance and other costs incurred in connection with acquisitions and integration specific activities which are not expected to have a continuing contribution to operations and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.
Loss on Debt Extinguishment – includes loss on exchange of our convertible notes. This fiscal first quarter 2025 loss is primarily non-cash and we do not believe this amount is reflective of our ongoing operations.
Gain on acquired assets – includes the gain on transfer of assets, primarily inventory, associated with the Research Triangle Park, North Carolina RF business fabrication facility that we assumed in the fiscal fourth quarter of 2025 related to the RF business acquisition completed in fiscal year 2024. We believe this gain is not correlated to future business operations and does not reflect our ongoing operations.
Tax Effect of Non-GAAP Adjustments – includes adjustments to arrive at an estimate of our non-GAAP income tax rate associated with our non-GAAP income over a period of time. We determine our non-GAAP income tax rate using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this non-GAAP income tax rate quarterly and have utilized 3% for fiscal years 2025 and 2024. Our historical effective income tax rate under GAAP has varied significantly from our non-GAAP income tax rate due primarily to income taxed in foreign jurisdictions at generally lower tax rates, research and development tax credits and acquisition expenses. We believe it is beneficial for management to review our non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA – is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.
Incremental Shares – is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and conversion of convertible debt which were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Corporate Development and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	October 3, 2025	July 4, 2025	September 27, 2024	October 3, 2025	September 27, 2024

Revenue	$261,170	$252,079	$200,710	$967,258	$729,578
Cost of revenue	118,869	112,643	90,868	438,256	335,805
Gross profit	142,301	139,436	109,842	529,002	393,773
Operating expenses:
Research and development	62,880	63,380	49,592	244,466	182,158
Selling, general and administrative	39,826	38,396	32,716	154,884	137,949
Total operating expenses	102,706	101,776	82,308	399,350	320,107
Income from operations	39,595	37,660	27,534	129,652	73,666
Other income (expense):
Interest income	8,016	7,598	6,244	29,853	22,986
Interest expense	(1,793)	(1,178)	(1,274)	(5,516)	(5,136)
Loss on extinguishment of debt	—	—	—	(193,098)	—
Gain on acquired assets and other income, net	10,084	—	10	10,084	10
Total other income (expense)	16,307	6,420	4,980	(158,677)	17,860
Income (loss) before income taxes	55,902	44,080	32,514	(29,025)	91,526
Income tax expense	10,782	7,546	3,100	25,185	14,667
Net income (loss)	$45,120	$36,534	$29,414	$(54,210)	$76,859

Net income (loss) per share:
Income (loss) per share - Basic	$0.61	$0.49	$0.41	$(0.73)	$1.07
Income (loss) per share - Diluted	$0.59	$0.48	$0.39	$(0.73)	$1.04
Weighted average common shares:
Shares - Basic	74,473	74,427	72,192	73,986	71,959
Shares - Diluted	76,252	75,864	74,524	73,986	73,575

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	October 3, 2025	September 27, 2024

ASSETS
Current assets:
Cash and cash equivalents	$112,142	$146,806
Short-term investments	673,833	435,082
Accounts receivable, net	148,646	105,700
Inventories	237,844	194,490
Prepaid and other current assets	32,623	21,000
Total current assets	1,205,088	903,078
Property and equipment, net	230,291	176,017
Goodwill and intangible assets, net	414,885	408,289
Deferred income taxes	207,999	212,495
Other long-term assets	45,097	55,761
Total assets	$2,103,360	$1,755,640
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$160,946	$—
Accounts payable	67,588	43,202
Accrued liabilities	96,585	64,982
Total current liabilities	325,119	108,184
Finance lease obligations, less current portion	30,504	31,130
Financing obligation	37,014	9,006
Long-term debt obligations	339,630	448,281
Other long-term liabilities	43,998	32,696
Total liabilities	776,265	629,297
Stockholders’ equity	1,327,095	1,126,343
Total liabilities and stockholders’ equity	$2,103,360	$1,755,640

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Twelve Months Ended
	October 3, 2025	September 27, 2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(54,210)	$76,859
Depreciation and intangible asset amortization	63,295	67,249
Share-based compensation	79,362	45,644
Deferred income taxes	2,637	4,947
Loss on extinguishment of debt	193,098	—
Gain on acquired assets	(10,084)	—
Other adjustments, net	(939)	(1,029)
Accounts receivable	(41,980)	(16,805)
Inventories	(26,562)	(30,225)
Accounts payable	22,210	18,230
Change in other operating assets and liabilities	8,541	(2,230)
Net cash provided by operating activities	235,368	162,640
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net	(12,684)	(72,615)
Sales, purchases and maturities of investments	(232,212)	(81,752)
Purchases of property and equipment	(42,551)	(22,440)
Purchase of property under financing arrangement	(28,750)	—
Purchases of software licenses	(10,866)	(3,188)
Other investing	(1,200)	(1,138)
Net cash used in investing activities	(328,263)	(181,133)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes	86,629	—
Proceeds from financing arrangement	28,750	—
Payments for fee on convertible note exchange and debt issuance costs	(23,166)	—
Payments on finance leases and other	(1,268)	(1,431)
Proceeds from stock option exercises and employee stock purchases	10,289	6,586
Common stock withheld for taxes on employee equity awards	(43,135)	(14,219)
Net cash provided by (used in) financing activities	58,099	(9,064)
Foreign currency effect on cash	132	411
NET CHANGE IN CASH AND CASH EQUIVALENTS	(34,664)	(27,146)
CASH AND CASH EQUIVALENTS — Beginning of period	146,806	173,952
CASH AND CASH EQUIVALENTS — End of period	$112,142	$146,806

Supplemental disclosure of certain non-cash activities
Issuance of common stock for convertible debt exchange	$205,915	$—
Issuance of common stock in connection with the acquisition of the RF business of Wolfspeed, Inc.	$—	$57,733

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Twelve Months Ended
	October 3, 2025		July 4, 2025		September 27, 2024		October 3, 2025		September 27, 2024
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$142,301	54.5	$139,436	55.3	$109,842	54.7	$529,002	54.7	$393,773	54.0
Amortization expense	4,309	1.6	3,349	1.3	4,305	2.1	14,333	1.5	14,790	2.0
Share-based compensation expense	2,198	0.8	2,058	0.8	1,703	0.8	9,519	1.0	6,754	0.9
Acquisition and integration related costs	330	0.1	355	0.1	744	0.4	2,435	0.3	7,319	1.0
Adjusted gross profit (Non-GAAP)	$149,138	57.1	$145,198	57.6	$116,594	58.1	$555,289	57.4	$422,636	57.9

	Three Months Ended						Twelve Months Ended
	October 3, 2025		July 4, 2025		September 27, 2024		October 3, 2025		September 27, 2024
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$102,706	39.3	$101,776	40.4	$82,308	41.0	$399,350	41.3	$320,107	43.9
Amortization expense	(1,620)	(0.6)	(1,618)	(0.6)	(4,351)	(2.2)	(8,032)	(0.8)	(17,602)	(2.4)
Share-based compensation expense	(15,890)	(6.1)	(17,510)	(6.9)	(10,800)	(5.4)	(76,620)	(7.9)	(43,437)	(6.0)
Acquisition and integration related costs	(3,048)	(1.2)	(966)	(0.4)	(1,221)	(0.6)	(5,141)	(0.5)	(11,465)	(1.6)
Adjusted operating expenses (Non-GAAP)	$82,148	31.5	$81,682	32.4	$65,936	32.9	$309,557	32.0	$247,603	33.9

	Three Months Ended						Twelve Months Ended
	October 3, 2025		July 4, 2025		September 27, 2024		October 3, 2025		September 27, 2024
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income from operations - GAAP	$39,595	15.2	$37,660	14.9	$27,534	13.7	$129,652	13.4	$73,666	10.1
Amortization expense	5,929	2.3	4,967	2.0	8,656	4.3	22,365	2.3	32,392	4.4
Share-based compensation expense	18,088	6.9	19,568	7.8	12,503	6.2	86,139	8.9	50,191	6.9
Acquisition and integration related costs	3,378	1.3	1,321	0.5	1,965	1.0	7,576	0.8	18,784	2.6
Adjusted income from operations (Non-GAAP)	$66,990	25.6	$63,516	25.2	$50,658	25.2	$245,732	25.4	$175,033	24.0

Depreciation expense	8,716	3.3	6,856	2.7	7,257	3.6	29,115	3.0	28,097	3.9
Adjusted EBITDA (Non-GAAP)	$75,706	29.0	$70,372	27.9	$57,915	28.9	$274,847	28.4	$203,130	27.8

	Three Months Ended						Twelve Months Ended
	October 3, 2025		July 4, 2025		September 27, 2024		October 3, 2025		September 27, 2024
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$45,120	17.3	$36,534	14.5	$29,414	14.7	$(54,210)	(5.6)	$76,859	10.5
Amortization expense	5,929	2.3	4,967	2.0	8,656	4.3	22,365	2.3	32,392	4.4
Share-based compensation expense	18,088	6.9	19,568	7.8	12,502	6.2	86,139	8.9	50,191	6.9
Non-cash interest, net	381	0.1	381	0.2	286	0.1	1,449	0.1	1,146	0.2
Acquisition and integration related costs	3,378	1.3	1,321	0.5	1,965	1.0	7,576	0.8	18,784	2.6
Loss on debt extinguishment	—	—	—	—	—	—	193,098	20.0	—	—
Gain on acquired assets	(10,084)	(3.9)	—	—	—	—	(10,084)	(1.0)	—	—
Tax effect of non-GAAP adjustments	8,574	3.3	5,436	2.2	1,422	0.7	17,039	1.8	8,845	1.2
Adjusted net income (Non-GAAP)	$71,386	27.3	$68,207	27.1	$54,245	27.0	$263,372	27.2	$188,217	25.8

	Three Months Ended						Twelve Months Ended
	October 3, 2025		July 4, 2025		September 27, 2024		October 3, 2025		September 27, 2024
	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share	Net income (loss)	Income (loss) per diluted share	Net income	Income per diluted share
Net income (loss) - GAAP diluted	$45,120	$0.59	$36,534	$0.48	$29,414	$0.39	$(54,210)	$(0.73)	$76,859	$1.04

Adjusted net income (Non-GAAP)	$71,386	$0.94	$68,207	$0.90	$54,245	$0.73	$263,372	$3.47	$188,217	$2.56

	Three Months Ended			Twelve Months Ended
	October 3, 2025	July 4, 2025	September 27, 2024	October 3, 2025	September 27, 2024
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	76,252	75,864	74,524	73,986	73,575
Incremental shares	—	—	—	1,873	—
Adjusted diluted shares (Non-GAAP)	76,252	75,864	74,524	75,859	73,575

	Three Months Ended						Twelve Months Ended
	October 3, 2025		July 4, 2025		September 27, 2024		October 3, 2025		September 27, 2024
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest income - GAAP	$8,016	3.1	$7,598	3.0	$6,244	3.1	$29,853	3.1	$22,986	3.2
Interest expense - GAAP	(1,793)	(0.7)	(1,178)	(0.5)	(1,274)	(0.6)	(5,516)	(0.6)	(5,136)	(0.7)
Non-cash interest expense	381	0.1	381	0.2	286	0.1	1,449	0.1	1,146	0.2
Adjusted interest income (Non-GAAP)	$6,604	2.5	$6,801	2.7	$5,256	2.6	$25,786	2.7	$18,996	2.6